Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 110 to the registration statement on Form N-1A ("Registration Statement") of our report dated May 27, 2004 relating to the financial statements and financial highlights which appear in the March 31, 2004 Annual Report to Shareholders of Lifecycle Short Range Fund and Lifecycle Mid Range Fund (each a series of Scudder Advisor Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Counsel and Independent Registered Public Accounting Firm", Financial Highlights" and "Financial Statements" in such Registration Statement.



/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
July 29, 2004